Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES DIRECTOR RESIGNATION

HOUSTON, TEXAS – December 31, 2013 – VAALCO Energy, Inc. (“VAALCO”) (NYSE: EGY) today announced that one of its directors, Mr. Luigi P. Caflisch, has informed the Board of Directors that he has decided to resign for personal reasons, effective December 31, 2013. Mr. Caflisch has served on VAALCO’s board since 2005 and currently serves as a member of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees.

“Luigi Caflisch has served our Board with distinction and we are grateful for his dedication to VAALCO and its shareholders,” said Robert Gerry, Chairman of the Board. “His independent leadership and expertise have contributed to our success, and on behalf of our Board of Directors and the Company, I want to thank him for his dedication and service to VAALCO. We wholeheartedly wish him well.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449